As filed with the Securities and Exchange Commission on May 18, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
INDEPENDENCE REALTY TRUST, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	26-4567130
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1835 Market Street, Suite 2601 Philadelphia, PA	19103
(Address of Principal Executive Offices)	(Zip Code)

INDEPENDENCE REALTY TRUST, INC. 2022 LONG TERM INCENTIVE PLAN
(Full Title of the Plan)

James J. Sebra
Chief Financial Officer and Treasurer
Independence Realty Trust, Inc.
1835 Market Street, Suite 2601
Philadelphia, Pennsylvania 19103
(Name and Address of Agent for Service)

(267) 270-4800
(Telephone Number, Including Area Code, of Agent of Service)

With a copy to:
Michael H. Friedman, Esq.
Troutman Pepper Hamilton Sanders LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, Pennsylvania 19103
(215) 981-4563
_________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION.
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Introductory Note to Part I of Form S-8.
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Introductory Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
Certain information about us is “incorporated by reference” to reports and exhibits we file with the Securities and Exchange Commission (the “Commission”) that are not included in this registration statement. We disclose important information to you by referring you to these documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or any other subsequently filed document that is deemed to be incorporated by reference into this registration statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement. We incorporate by reference the documents listed below that we have filed with the SEC:
•Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Commission on February 24, 2022;
•The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021 from our Definitive Proxy Statement on Schedule 14A, as filed with the Commission on March 18, 2022.
•Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, as filed with the Commission on May 4, 2022;
•Our Current Report on Form 8-K, as filed with the Commission on February 18, 2022; and
•The Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, contained in Exhibit 4.7 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Commission on February 24, 2022, which updates the description of our Common Stock contained in our registration statement on Form 8-A dated August 5, 2013, as amended by any subsequent amendment or report filed for the purpose of updating such description.
All documents that we subsequently file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents. Nothing in this registration statement shall be deemed to incorporate information furnished to but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit to Form 8-K).
ITEM 4. DESCRIPTION OF SECURITIES.
Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Articles of Restatement, as amended (the “Articles”), contain a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
The Maryland General Corporation Law (“MGCL”) requires a corporation (unless its charter provides otherwise, which the Articles do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.
In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.
To the maximum extent permitted by Maryland law, the Articles authorize us to obligate our company and our Amended and Restated Bylaws (the “Bylaws”) obligate us to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer and (b) any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise (such persons being referred to herein as an Indemnitee) from and against any claim or liability to which an Indemnitee may become subject or which the Indemnitee may incur by reason of his, her or its service in such capacities. The Articles and the Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

The Articles and the Bylaws provide that neither the amendment, nor the repeal, nor the adoption of any other provision of the Articles or the Bylaws will apply to or affect, in any respect, an indemnified person’s right to indemnification for any act or failure to act which occurred prior to such amendment, repeal or adoption.
Independence Realty Operating Partnership, LP’s (“IRT OP”) partnership agreement requires IRT OP, to the fullest extent permitted by Delaware law, to indemnify us, our affiliates and certain individuals or entities against any loss, claim, damage, judgment, fine and settlement, including reasonable legal fees and expenses incurred by the person, that relate to the operations of IRT OP or our company, subject to certain exceptions.
We have also entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other matters, that we indemnify our directors and executive officers to the fullest extent permitted by law and advance to the directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the indemnification agreements, we must also indemnify and advance all expenses incurred by directors and executive officers seeking to enforce their rights under the indemnification agreements and may cover directors and executive officers under our directors’ and officers’ liability insurance.
To the extent that the indemnification may apply to liabilities arising under the Securities Act we have been advised that, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description
4.1.1
Articles of Restatement of Independence Realty Trust, dated as of August 20, 2013, incorporated by reference to Exhibit 3.1 to Independence Realty Trust’s Current Report on Form 8-K filed on August 20, 2013.

4.1.2
Articles of Amendment of Independence Realty Trust, dated as of July 26, 2021, incorporated by reference to Exhibit 3.1 to Independence Realty Trust’s Current Report on Form 8-K filed on July 30, 2021.

4.2
Amended and Restated Bylaws of Independence Realty Trust, dated as of July 26, 2021, incorporated by reference to Exhibit 3.2 to Independence Realty Trust’s Current Report on Form 8-K filed on July 26, 2021.

4.3.1
Fifth Amended and Restated Agreement of Limited Partnership of IRT OP, dated as of March 3, 2017, incorporated by reference to Exhibit 4.1.12 to Independence Realty Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

4.3.2
Amendment No. 1 to the Fifth Amended and Restated Agreement of Limited Partnership of IRT OP, dated as of December 16, 2021, incorporated by reference to Exhibit 10.1 to Independence Realty Trust’s Current Report on Form 8-K filed on December 16, 2021.

4.4
Exchange Rights Agreement, dated as of August 28, 2014, by and among Independence Realty Trust, IRT OP, USA Walnut Hill 1, LLC, USA Walnut Hill 4, LLC, USA Walnut Hill 8, LLC, USA Walnut Hill 9, LLC and USA Walnut Hill 19, LLC, incorporated by reference to Exhibit 4.6 to Independence Realty Trust’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

4.5
Exchange Rights Agreement, dated as of December 30, 2014, by and among Independence Realty Trust, IRT OP and USA IRR2, LLC, incorporated by reference to Exhibit 4.1.9 to Independence Realty Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Exhibit Number	Description
4.6
Exchange Rights Agreement, dated as of June 30, 2017, by and among Independence Realty Trust, IRT OP, Adam Kauffman, Brad Begelman, Mark Berman and Marc Esworthy, incorporated by reference to Exhibit 4.1.13 to Independence Realty Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

4.7
Exchange Rights Agreement, dated as of September 3, 2021, by and among Independence Realty Trust, IRT OP, COPANS V V M, LLC and WELLINGTON V V M, LLC, incorporated by reference to Exhibit 4.6 of Independence Realty Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

4.8
Exchange Rights Agreement, dated as of December 16, 2021, by and among Independence Realty Trust, IRT OP and STEADFAST REIT INVESTMENTS, LLC, incorporated by reference to Exhibit 4.5 of Independence Realty Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

4.9
Independence Realty Trust, Inc. 2022 Long Term Incentive Plan (previously filed as Appendix C to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 18, 2022).

5.1*	Opinion of Troutman Pepper Hamilton Sanders LLP.
23.1*	Consent of Independent Registered Public Accounting Firm of Independence Realty Trust, Inc., KPMG LLP.
23.2*	Consent of Troutman Pepper Hamilton Sanders LLP (contained in Exhibit 5.1).
24.1*	Power of Attorney (contained in the signature page hereto).
107.1*	Filing Fee Table.
*Filed Herewith

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on May 18, 2022.

INDEPENDENCE REALTY TRUST, INC.

By:	/s/ James J. Sebra
James. J. Sebra
Chief Financial Officer and Treasurer

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney have been signed by the following persons in the capacity and on the dates indicated.
Each person whose name appears below hereby constitutes and appoints Scott F. Schaeffer, Farrell M. Ender and James J. Sebra, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title(s)	Date
/s/ Scott F. Schaeffer Scott F. Schaeffer	Chair of the Board and Chief Executive Officer (Principal Executive Officer)	May 18, 2022
/s/ James J. Sebra James J. Sebra	Chief Financial Officer (Principal Financial Officer)	May 18, 2022
/s/ Jason R. Delozier Jason R. Delozier	Chief Accounting Officer (Principal Accounting Officer)	May 18, 2022
/s/ Ella S. Neyland Ella S. Neyland	Director	May 18, 2022
/s/ Stephen R. Bowie Stephen R. Bowie	Director	May 18, 2022
/s/ Ned W. Brines Ned W. Brines	Director	May 18, 2022
/s/ Ana Marie del Rio Ana Marie del Rio	Director	May 18, 2022
/s/ Richard D. Gebert Richard D. Gebert	Director	May 18, 2022
/s/ Melinda H. McClure Melinda H. McClure	Director	May 18, 2022
/s/ Thomas H. Purcell Thomas H. Purcell	Director	May 18, 2022
/s/ DeForest B. Soaries, Jr. DeForest B. Soaries, Jr.	Director	May 18, 2022
/s/ Lisa Washington Lisa Washington	Director	May 18, 2022